Exhibit 10.6

Execution Version

FIRST LIEN PLEDGE AND SECURITY AGREEMENT

Dated as of August 1, 2018

made by

SEVERIN HOLDINGS, LLC,

as a Grantor,

SEVERIN ACQUISITION, LLC,

as a Grantor,

PEOPLEADMIN, INC., PROMACHOS HOLDING, INC. AND PERFORMANCE MATTERS

LLC,

as Grantors

and

THE OTHER GRANTORS referred to herein

in favor of

BARCLAYS BANK PLC,

as Collateral Agent

7.1	Amendments in Writing	29
7.2	Notices	30
7.3	No Waiver by Course of Conduct; Cumulative Remedies	30
7.4	Successors and Assigns	30
7.5	Counterparts	30
7.6	Severability	30
7.7	Section Headings	30
7.8	Integration	30
7.9	Governing Law	31
7.10	Submission to Jurisdiction; Waivers	31
7.11	Acknowledgements	32
7.12	Appointment of Sub-Agents	32
7.13	Additional Grantors	32
7.14	Releases	33
7.15	Mortgages	34
7.16	First Lien/Second Lien Intercreditor Agreement	34

SCHEDULES

Schedule 1	Investment Property
Schedule 2	Perfection Matters
Schedule 3	Jurisdictions of Organization and Chief Executive Offices, etc.
Schedule 4	Equipment and Inventory Locations
Schedule 5	Intellectual Property
Schedule 6	Commercial Tort Claims

FIRST LIEN PLEDGE AND SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 1, 2018 made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of Barclays Bank PLC, as collateral agent (together with its affiliates and any of its successors and assigns, the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement described below).

INTRODUCTORY STATEMENTS

WHEREAS, Holdings and the Borrowers (as defined below) are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the First Lien Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), by and among Severin Holdings, LLC, a Delaware limited liability company (“Holdings”), Severin Acquisition, LLC, a Delaware limited liability company (the “Top Borrower”), PeopleAdmin, Inc., a Delaware corporation (the “PA Borrower”), Promachos Holding, Inc., a Delaware corporation (“PeopleAdmin”) and Performance Matters LLC, a Utah limited liability company (“Performance Matters”), certain other Restricted Subsidiaries from time to time designated thereunder as Co-Borrowers (together with the Top Borrower, the PA Borrower, PeopleAdmin and Performance Matters, each a “Borrower” and, collectively, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the several banks, financial institutions, institutional investors and other entities from time to time party thereto as lenders (the “Lenders”) and Barclays Bank PLC, as Administrative Agent (the “Administrative Agent”) and the other parties and lenders party thereto, will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, certain of the Qualified Counterparties and Cash Management Providers may enter into Specified Swap Agreements and Specified Cash Management Agreements, respectively, with any Group Member;

WHEREAS, the Grantors are engaged in related businesses, and each Grantor derives substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and from the Specified Swap Agreements and the Specified Cash Management Agreements; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC (and if defined in more than one Article of the New York UCC shall have the meaning specified in Article 9 thereof): Accounts, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Account, Contracts, Deposit Account, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter of Credit Rights, Money, Securities Account, Supporting Obligations and Uncertificated Security. The rules of construction specified in Sections 1.2 through 1.8 (inclusive) of the Credit Agreement also apply to this Agreement.

(b) The following terms shall have the following meanings:

“Agreement”: as defined in the preamble hereto.

“Borrowers”: as defined in the recitals hereto.

“Collateral”: as defined in Section 2.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Sections 5.1 or 5.4.

“Collateral Agent”: as defined in the preamble hereto.

“Copyright Licenses”: any written agreement, license or covenant naming any Grantor as licensor or licensee, granting any right under any Copyright, or otherwise providing for a covenant not to sue for infringement or other violation of any Copyright, in each case to the extent held by any Grantor.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or group of countries or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including those listed on Schedule 5), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office; (ii) the right to obtain all extensions and renewals thereof; (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation thereof; (iv) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (v) all corresponding rights under applicable law throughout the world.

“Credit Agreement”: as defined in the recitals hereto.

“Discharge of First Lien Credit Agreement Obligations”: as defined in the First Lien/Second Lien Intercreditor Agreement.

“Excluded Accounts” the accounts referred to in clause (xvii) of the definition of “Excluded Assets” in the Credit Agreement.

“Excluded Assets”: as defined in the Credit Agreement. “Excluded Subsidiary”: as defined in the Credit Agreement.

“First Lien/Second Lien Intercreditor Agreement”: as defined in the Credit Agreement.

“Grantors”: as defined in the preamble hereto.

“Group Member” as defined in the Credit Agreement.

“Immaterial Subsidiary”: as defined in the Credit Agreement.

“Insurance”: (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property owned by any Grantor, whether arising under United States, multinational or foreign laws or otherwise, including (i) Copyrights, Patents, Trademarks, Trade Secrets, mask works fixed in semi-conductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), rights of publicity and privacy (i.e., the right to use names, likenesses, voices, biographical and other identifying information of real persons), intangible rights in software and databases not otherwise included in the foregoing, (ii) all rights to sue at law or in equity or otherwise recover for any past, present and future infringement, dilution, misappropriation or other violation or impairment thereof, (iii) the right to receive all Proceeds and damages therefrom and all payments and royalties arising out of the sale, lease, license, assignment or other disposition thereof, and (iv) all corresponding rights under applicable law throughout the world.

“Intellectual Property Licenses”: all agreements, licenses and covenants pursuant to which any Grantor receives or grants any right in, to, or under, any Intellectual Property, including the right to manufacture, use, sell, perform, reproduce, distribute, display, modify and otherwise exploit Copyrighted materials, Patented processes, devices or designs, or Trademarks, or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Intellectual Property or permitting co-existence with respect to any Intellectual Property, including Copyright Licenses, Patent Licenses and Trademark Licenses, in each case to the extent held by any Grantor.

“Intellectual Property Registry”: the United States Patent and Trademark Office, and the United States Copyright Office (or any successor offices).

“Intercompany Obligations”: any and all Indebtedness of any Group Member that is owing to any Grantor.

“Investment Account”: any Securities Account, Commodity Account or Deposit Account.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“Legal Reservations”: as defined in the Credit Agreement.

“Lenders”: as defined in the recitals hereto.

“LLC Interests”:

(i) the limited liability company membership interests described or referred to on Schedule 1 hereto, as such Schedule may be amended, supplemented or modified from time to time, and all dividends, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of or in exchange for any or all of the Pledged LLC Interests (as hereafter defined);

(ii) all additional or substitute limited liability company membership interests from time to time issued to or otherwise acquired by any Grantor in any manner in respect of Pledged LLC Interests or otherwise, and all dividends, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of such additional or substitute membership interests;

(iii) all right, title and interest of any Grantor in each limited liability company to which any Pledged LLC Interest relates, including:

(A) all interests of such Grantor in the capital of such limited liability company and in all profits, losses and assets, whether tangible or intangible and whether real, personal or mixed, of such limited liability company, and all other distributions to which such Grantor shall at any time be entitled in respect of such Pledged LLC Interests;

(B) all other payments due or to become due to such Grantor in respect of Pledged LLC Interests, whether under any limited liability company agreement or operating agreement or otherwise and whether as contractual obligations, damages, insurance proceeds or otherwise;

(C) all of such Grantor’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at Law or otherwise in respect of such Pledged LLC Interests;

(D) all present and future claims, if any, of such Grantor against any such limited liability company for moneys loaned or advanced, for services rendered or otherwise;

(E) all economic rights, including, all rights to share in the profits and losses of the limited liability company, all rights to receive distributions of the assets of the limited liability company, and all governance rights, including, all rights to vote, consent to action and otherwise participate in the management of the limited liability company; and

(F) all of such Grantor’s rights under any limited liability company agreement or operating agreement or at Law to exercise and enforce every right, power, remedy, authority, option and privilege of such Grantor relating to such Pledged LLC Interests, including any power to terminate, cancel or modify any limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Grantor in respect of such Pledged LLC Interests and any such limited liability company, to make determinations, to exercise any election (including election of remedies) or option to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or give receipt for any of the foregoing or for any assets of any such limited liability company, to enforce or execute any checks or other instruments or orders, to file any claims and to take any other action in connection with any of the foregoing;

together, the “Pledged LLC Interests”, and, in each case to the extent not otherwise included in the foregoing, all cash and non-cash Proceeds thereof.

“New York UCC”: the Uniform Commercial Code as from time to time in effect on in the State of New York.

“Obligations”: as defined in the Credit Agreement.

“Partnership Interests”:

(i) the partnership interests described or referred to on Schedule 1 hereto, as such Schedule may be amended, supplemented or modified from time to time, and all dividends, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of or in exchange for any or all of the Pledged Partnership Interests (as hereafter defined);

(ii) all additional or substitute partnership interests from time to time issued to or otherwise acquired by any Grantor in any manner in respect of Pledged Partnership Interests or otherwise, and all dividends, distributions, cash, instruments and other property, income, profits and proceeds from time to time received or receivable or otherwise made upon or distributed in respect of such additional or substitute partnership interests;

(iii) all right, title and interest of any Grantor in each partnership to which any Pledged Partnership Interest relates, including, without limitation:

(A) all interests of such Grantor in the capital of such partnership and in all profits, losses and assets, whether tangible or intangible and whether real, personal or mixed, of such partnership, and all other distributions to which such Grantor shall at any time be entitled in respect of such Pledged Partnership Interests;

(B) all other payments due or to become due to such Grantor in respect of Pledged Partnership Interests, whether under any partnership agreement or otherwise and whether as contractual obligations, damages, insurance proceeds or otherwise;

(C) all of such Grantor’s claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement, or at Law or otherwise in respect of such Pledged Partnership Interests;

(D) all present and future claims, if any, of such Grantor against any such partnership for moneys loaned or advanced, for services rendered or otherwise; and

(E) all of such Grantor’s rights under any partnership agreement or at Law to exercise and enforce every right, power, remedy, authority, option and privilege of such Grantor relating to such Pledged Partnership Interests, including any power to terminate, cancel or modify any partnership agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Grantor in respect of such Pledged Partnership Interests and any such partnership, to make determinations, to exercise any election (including, without limitation, election of remedies) or option to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or give receipt for any of the foregoing or for any assets of any such partnership, to enforce or execute any checks or other instruments or orders, to file any claims and to take any other action in connection with any of the foregoing;

together, the “Pledged Partnership Interests”, and in each case to the extent not otherwise included in the foregoing, all cash and non-cash Proceeds thereof.

“Patent License”: all agreements, licenses and covenants, whether written or oral, providing for the grant by or to any Grantor of any right under any Patent, including the right to manufacture, use or sell any invention covered in whole or in part by a Patent, or otherwise providing for a covenant not to sue for infringement or other violation of any Patent, in each case to the extent held by any Grantor.

“Patents”: (i) all United States and foreign patents and applications for letters patent throughout the world, including any of the foregoing referred to on Schedule 5, and all rights corresponding thereto throughout the world; (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations of any of the foregoing; (iii) the right to sue or otherwise recover for any past, present and future infringement or other violation of any of the foregoing; (iv) all Proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (v) all corresponding rights under applicable law throughout the world.

“Pledged LLC Interests”: as specified in the definition of “LLC Interests”.

“Pledged Notes”: all promissory notes listed on Schedule 1 and all other promissory notes issued to or held by any Grantor; provided, that promissory notes which may not be pledged hereunder in accordance with the proviso to Section 2 shall not constitute “Pledged Notes”.

“Pledged Partnership Interests”: as specified in clause (i) of the definition of “Partnership Interests”.

“Pledged Stock”: the shares of Capital Stock listed on Schedule 1, together with any other shares, securities, stock or security certificates, options, Pledged LLC Interests, Pledged Partnership Interests, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Security Interests”: the security interests in the Collateral granted under this Agreement securing the Obligations.

“Trademark License”: any agreement, license or covenant, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, or otherwise providing for a covenant not to sue for infringement, dilution or other violation of any Trademark or permitting co-existence with respect to a Trademark, in each case to the extent held by any Grantor.

“Trademarks”: (i) all U.S. federal and state and foreign trademarks, trade names, trade dress, corporate names, company names, business names, internet domain names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos and other source or business identifiers, designs and general tangibles of a like nature, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise and all common-law rights related thereto, including any of the foregoing referred to on Schedule 5, and all rights corresponding thereto throughout the world; (ii) all of the goodwill of the business connected with the use of and symbolized by the foregoing; (iii) all extensions and renewals of the foregoing; (iv) the right to sue or otherwise recover for any past, present and future infringement, dilution or other violation of any of the foregoing or for any injury to goodwill; (v) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto; and (vi) all corresponding rights under applicable law throughout the world.

“Trade Secrets”: (i) all trade secrets and all other confidential or proprietary information and know-how, whether or not such information has been reduced to a writing or other tangible form, including all documents embodying or incorporating to such information, (ii) the right to sue or otherwise recover for any past, present and future misappropriation or other violation of any such information, (iii) all Proceeds of the foregoing, including license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, and (iv) all corresponding rights under applicable law throughout the world.

“Uniform Commercial Code”: the New York UCC or, when the laws of any other jurisdiction govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, with respect to such Collateral, the Uniform Commercial Code (or any successor statute), in each case, as in effect from time to time in such jurisdiction.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and all other Equipment of any nature covered by a certificate of title law of any jurisdiction and includes all tires and other appurtenances to any of the foregoing.

1.2 Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to the Sections and Schedules of this Agreement (as such Schedules may be amended or supplemented from time to time) unless otherwise specified.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GRANT OF SECURITY INTEREST

Each Grantor hereby collaterally assigns, grants, mortgages and pledges to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest and wherever the same may be located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of such Grantor’s Obligations (including any extensions, modifications, substitutions, amendments or renewals of any or all of such Obligations):

(a) all Accounts;

(b) all Chattel Paper;

(c) all Commercial Tort Claims listed on Schedule 6 hereto, as such Schedule may be supplemented pursuant to Section 4.7;

(d) all Contracts;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles;

(i) all Instruments;

(j) all Intellectual Property and Intellectual Property Licenses;

(k) all Inventory;

(l) all Investment Property;

(m) all Letter of Credit Rights;

(n) all Money;

(o) all Receivables;

(p) all Vehicles;

(q) all Goods not otherwise described above;

(r) all Insurance;

(s) all books and records pertaining to the Collateral; and

(t) to the extent not otherwise included, all Proceeds, Supporting Obligations and all accessions to, substitutions and replacements for, and rents, profits and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary herein or in any other Loan Document, (1) this Agreement shall not constitute a grant of a security interest in any Excluded Asset and no action hereunder or under any Loan Document shall be required with respect to an Excluded Asset, (2) in no event shall control agreements or perfection by control or similar arrangements be required with respect to any Collateral (including deposit or securities accounts), other than (i)(A)

in the case of any Collateral constituting a Certificated Security or Certificated Securities, which is comprised of equity interests in Holdings, the Top Borrower or any of their Wholly-Owned Restricted Subsidiaries which is otherwise required to be pledged or in which a security interest is granted pursuant to the terms of any Loan Document (in which case perfection of the Collateral Agent’s Security Interest shall be accomplished by transfer thereof to the Collateral Agent or its nominee or custodian by physical delivery, accompanied by undated instruments or transfer or assignment duly executed in blank), (B) as provided in Section 4.1, and (C) as requested by the Collateral Agent in connection with Section 4.5(d) and (ii) intercompany notes (including the Global Intercompany Note) and other promissory notes held by a Borrower or a Guarantor that constitute Collateral evidencing debt for borrowed money in a principal or face amount of at least $10,000,000, (in which case perfection of the Collateral Agent’s security interest shall be accomplished by transfer thereof to the Collateral Agent or its nominee or custodian by physical delivery, accompanied by undated instruments or transfer or assignment duly executed in blank) provided that such threshold shall not apply to the Global Intercompany Note, (3) no filings in any Intellectual Property Registry shall be required other than with respect to Intellectual Property owned by any Grantor that is (i) material to the business of Holdings and its Restricted Subsidiaries, taken as a whole, and (ii) registered with or is the subject of a pending application for registration with the Intellectual Property Registry (4) no actions in any jurisdiction outside the United States shall be required in order to create any security interests in assets located or titled outside of the United States, or to perfect any security interests in such assets, including any Intellectual Property registered in any jurisdiction outside the United States and (5) the Grantors shall not be required to deliver physical Collateral to the Collateral Agent or to otherwise perfect a security interest in any Collateral, in each case to the extent the Top Borrower reasonably determines in good faith that the burden, cost, difficulty or consequence of delivering such physical Collateral or perfecting a security interest in such Collateral outweighs, or is excessive in relation to, the practical benefit to the Secured Parties of the security afforded thereby.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

To induce the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party that as of the date hereof:

3.1 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Permitted Liens, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement, fixture filing or other public notice with respect to all or any part of the Collateral, in each case that is authorized by a Grantor, is on file or of record or will be filed in any public office, except such as have been filed or will be filed in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are otherwise permitted by the Credit Agreement.

3.2 Perfected First Priority Liens. The Security Interests granted to the Collateral Agent pursuant to this Agreement (i) upon completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings referred to on said Schedule, have been delivered to the Collateral Agent in completed and duly (if applicable) executed form) will constitute valid perfected security interests under applicable U.S. federal and state law (and, in the case of filings of Uniform Commercial Code financing statements and the filings of security agreements with respect to Intellectual Property with the applicable Intellectual Property Registry, to the extent a security interest on such Collateral may be perfected by such filing) in such Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor (except to the extent such enforceability may be limited by the Legal Reservations)) and (ii) are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens.

3.3 Jurisdiction of Organization; Chief Executive Office. Such Grantor’s full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), type of organization, jurisdiction of organization, identification number from the jurisdiction of organization, if any, and the location of such Grantor’s chief executive office or principal place of business, as the case may be, in each case as of the Closing Date, are specified on Schedule 3, and except as provided on Schedule 3, such Grantor has not changed its legal name, type of organization, corporate structure (e.g. by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise), jurisdiction of organization, identification number, or chief executive office address or principal place of business in the five years preceding the Closing Date.

3.4 Inventory and Equipment. As of the Closing Date all (a) Inventory and (b) Equipment (other than mobile goods), in each case with a fair market value of $5,000,000 or more are kept at the locations listed on Schedule 4.

3.5 Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

3.6 Investment Property. (a)(i) The shares of Pledged Stock listed on Schedule 1, pledged by such Grantor hereunder, constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor on the Closing Date (other than the shares of Capital Stock that are excluded from the definition of “Pledged Stock”) and such Pledged Stock constitutes the percentage of issued and outstanding shares of stock, percentage of membership interests or percentage of partnership interests of the respective Issuers thereof indicated on such Schedule and (ii) the Pledged Notes, listed on Schedule 1, pledged by such Grantor hereunder, constitute all of the Pledged Notes owned by such Grantor on the Closing Date.

(b) All the shares of, and other interests constituting Pledged Stock of each Subsidiary of such Grantor have been duly and validly issued and (i) in the case of the Pledged Stock of each corporate Subsidiary, are fully paid and nonassessable and (ii) in the case of the Pledged LLC Interests of each limited liability company Subsidiary, are fully paid.

(c) Such Grantor is the record and beneficial owner of, and has title to, the Pledged Stock and Pledged Notes pledged by it hereunder, free of any and all Liens, except the Security Interests created by this Agreement and other Permitted Liens. As of the Closing Date, the Pledged Notes constitute all of the issued and outstanding intercompany indebtedness in an aggregate principal amount in excess of $10,000,000 owed by Affiliates to the Grantors evidenced by an instrument or certificated security of the respective issuers thereof.

3.7 Receivables. No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account) or Chattel Paper evidencing an amount in excess of $10,000,000 which has not been delivered to the Collateral Agent (to the extent such Instrument or Chattel Paper is required to be delivered under Section 4.1).

3.8 Intellectual Property. (a) Schedule 5 lists all material Intellectual Property in existence on the Closing Date (including registered Copyrights, Patents, Trademarks, and all applications therefor) that is in each case owned by each Grantor and issued by, registered with or applied for in the United States Copyright Office or the United States Patent and Trademark Office.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Intellectual Property owned by such Grantor as of the date hereof and necessary for the conduct of the business of Holdings, the Top Borrower and the Restricted Subsidiaries, taken as a whole, as currently conducted, in full force and effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, such Grantor uses adequate standards, as determined in the reasonable good faith judgment of such Grantor, of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademarks necessary for the conduct of the business of Holdings, the Top Borrower and the Restricted Subsidiaries, taken as a whole, as currently conducted, and has taken all action necessary, in the reasonable good faith judgment of such Grantor, to require that all licensees of the Trademarks owned by such Grantor and necessary for the conduct of the business of Holdings, the Top Borrower and the Restricted Subsidiaries, taken as a whole, as currently conducted use such adequate standards of quality.

3.9 Commercial Tort Claims. The only commercial tort claims of any Grantor existing on the Closing Date with respect to which a Grantor has a reasonable expectation of recovery in excess of $7,500,000 and for which a complaint in a court of competent jurisdiction has been filed are those listed on Schedule 6, which sets forth such information separately for each Grantor.

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of First Lien Credit Agreement Obligations:

4.1 Delivery of Instruments, Certificated Securities and Chattel Paper.

(a) If any amount payable under or in connection with any of the Collateral shall be or become evidenced by (i) any Instrument (other than (x) checks, drafts or other Instruments that will be promptly deposited in an Investment Account and (y) any Intercompany Obligations) evidencing an amount in excess of $10,000,000, or (ii) any Certificated Security or Certificated Securities (in each case, to the extent included in the Collateral), such Instrument or Certificated Security shall be promptly delivered to the Collateral Agent (or its non-fiduciary agent or designee), duly indorsed in a manner reasonably satisfactory to the Collateral Agent, to be held as Collateral pursuant to this Agreement and in any event within ninety (90) days (or such later date as the Collateral Agent shall reasonably agree) after the date such Grantor receives such Instrument, Chattel Paper or Certificated Security.

(b) If any Intercompany Obligation owing to such Grantor in an aggregate principal amount in excess of $10,000,000 shall be or become evidenced in writing, such Grantor will, within ninety (90) days (or such longer period as the Collateral Agent may reasonably agree), unless such Intercompany Obligation is subject to the Global Intercompany Note, cause the obligor thereunder to execute and deliver to the Collateral Agent (or its non-fiduciary agent or designee) a promissory note as may be reasonably necessary to reflect such Intercompany Obligation.

(c) Upon request by a Grantor, the Collateral Agent (or its non-fiduciary agent or designee) shall promptly return any such Instrument, Pledged Note or other promissory note to such Grantor from time to time (x) to the extent necessary for collection in the ordinary course of such Grantor’s business or (y) in connection with the cancellation or the payment in full of the amounts due or performance of the obligations evidenced by such Instrument, Pledged Note or other promissory note.

4.2 Maintenance of Insurance. Within the period specified in Schedule 6.15 to the Credit Agreement, such Grantor shall cause such insurance to name the Collateral Agent as an additional insured party or additional loss payee, as applicable.

4.3 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the Security Interests of the Collateral Agent and the other Secured Parties created by this Agreement as perfected Security Interests (to the extent such security interests are required to be perfected under the terms of this Agreement) having at least the priority described in Section 3.2 (except to the extent that any loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under this Agreement or from the failure of the Administrative Agent or the Collateral Agent to file UCC continuation statements (or similar statements or filings in other jurisdictions) or otherwise solely as a result of acts or omissions by the Administrative Agent, the Collateral Agent or any Lender) and shall use commercially reasonable efforts to defend such Security Interests against the claims and demands of all Persons whomsoever (other than (i) to the extent such claims or demands are based on Permitted Liens and (ii) to the extent that the Top Borrower and the Collateral Agent agree that the cost of such defense is excessive in relation to the benefit to the Secured Parties of the Security Interest and priority), subject to the rights of such Grantor under the Loan Documents or with the written consent of the Collateral Agent in its sole discretion to dispose of Collateral.

(b) To the extent required by law to be provided to perfect, register or enforce the relevant Security Interests, such Grantor will furnish to the Collateral Agent from time to time (but, unless (x) required to be provided by local law or (y) an Event of Default has occurred and continuing, not more than annually) statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the reasonable written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including (i) authorizing the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the Security Interests created hereby and (ii) filing and recording documents necessary to record the Collateral Agent’s and the other Secured Parties’ security interest in such Grantor’s Intellectual Property to the extent that such Intellectual Property is material to the business of the Holdings, the Top Borrower and the Restricted Subsidiaries, taken as a whole, in any and all Intellectual Property Registries.

4.4 Changes in Locations, Name, etc. Such Grantor will not:

(a) change its legal name,

(b) change its type of organization or corporate structure as in effect on the Closing Date, or

(c) change its jurisdiction of organization, identification number from the jurisdiction of organization (if any), or the location of its chief executive office or principal place of business, as appropriate, from that referred to in Section 3.3, unless such Grantor shall deliver to the Collateral Agent, on or before the date that is thirty (30) days (or such longer period as may be reasonably agreed to by the Collateral Agent) following such event or occurrence (i) written notice thereof, (ii) if requested by the Collateral Agent, a written supplement to Schedule 3 showing the new name, type of organization, jurisdiction of organization, identification number or location of chief executive office or principal place of business, and (iii) all additional financing statements and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the Security Interests provided for herein.

4.5 Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any certificate (including any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization) in respect of the Capital Stock of any Issuer included in the Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the

Collateral Agent and the other Secured Parties and deliver the same within thirty (30) days (or such longer period as reasonably agreed by the Collateral Agent) to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations; provided that with respect to the Pledged Stock, such Grantor shall not be required to deliver such certificate to the Collateral Agent to the extent and for so long as such Capital Stock is not required by the Collateral Agent to be pledged hereunder pursuant to Section 6.9(c) of the Credit Agreement.

(b) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Capital Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.5(a) with respect to the Capital Stock issued by it and (iii) the terms of Sections 5.3(d) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(d) or 5.7 with respect to the Capital Stock issued by it.

(c) Without limiting paragraph (a), any and all (i) dividends, interest and other payments and distributions paid or payable in respect of, and instruments received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Stock, (ii) additional stock, other securities, limited liability company membership interests, partnership interests, promissory notes or other Instruments paid or distributed in respect of any Pledged Stock by way of share-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement and (iii) all other or additional stock, other securities, limited liability company membership interests, partnership interests, promissory notes or other Instruments which may be paid in respect of the Pledged Stock by reason of any consolidation, merger, exchange of shares, conveyance of assets, liquidation or similar reorganization shall be forthwith delivered (as contemplated by Section 2 of this Agreement) to the Collateral Agent or its nominee or custodian to hold as Collateral hereunder.

(d) If any Pledged Stock is or becomes represented by an Uncertificated Security, then, within thirty (30) days (or such longer period as the Collateral Agent may agree), the applicable Grantor shall, and shall cause the issuer thereof to, take such actions as are necessary to grant the Collateral Agent control (as defined in Section 8-106 of the Uniform Commercial Code) thereof.

4.6 Intellectual Property. (a) Except as otherwise permitted under the Credit Agreement, such Grantor will, consistent with its reasonable business judgment, (i) continue to use each Trademark that in such Grantor’s reasonable judgment is material to the business of Holdings, the Top Borrower and the Restricted Subsidiaries, taken as a whole, in order to maintain such Trademark in full force free from any claim of abandonment for non-use and (ii) not do any act or knowingly omit to do any act whereby any such Trademark may become invalidated or impaired in any way, unless, in each case of clause (i) and (ii), such abandonment, invalidity or impairment would not reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, such Grantor will, consistent with its reasonable business judgment, not do any act, or omit to do any act, whereby any Patent that in such Grantor’s reasonable judgment is material to the business of Holdings, the Top Borrower and the Restricted Subsidiaries, taken as a whole, at the time of such action is thereby forfeited, rendered unenforceable, abandoned or dedicated to the public.

(c) Except as would not reasonably be expected to have a Material Adverse Effect: (x) such Grantor will, consistent with its reasonable business judgment, not do any act or knowingly omit to do any act whereby any Copyright that in such Grantor’s reasonable judgment is material to the business of Holdings, the Top Borrower and the Restricted Subsidiaries, taken as a whole, may become invalidated or otherwise impaired, (y) such Grantor will not do any act whereby any material portion of any such Copyright may fall into the public domain and (z) such Grantor will after the Closing Date, where warranted in its reasonable business judgment, use any statutory notice of registration in connection with use of its registered Trademarks, markings in connection with use of its Patents, and notices of copyright in connection with the publication of its Copyrights, in each instance as required by Law.

(d) Such Grantor will notify the Collateral Agent promptly if it knows, or has reason to know, that any application or registration relating to any Intellectual Property at the time has been forfeited, rendered unenforceable, abandoned or dedicated to the public, or has been the subject of an adverse determination before an Intellectual Property Registry or court or tribunal of the United States or any state thereof regarding such Grantor’s ownership of, or the validity or enforceability of, any such Intellectual Property or such Grantor’s right to register the same or to own and maintain the same, except in each case, (i) for rejections of applications to register Intellectual Property received in the ordinary course, (ii) for Dispositions permitted under the Credit Agreement, (iii) as would not reasonably be expected to have a Material Adverse Effect and (iv) typical communications in the ordinary course of prosecution, such as office actions and the like, and in each case, with respect to such Intellectual Property that in such Grantor’s reasonable judgment is not material to the business of Holdings and the Restricted Subsidiaries, taken as a whole, such notice may be provided when such Grantor next delivers the applicable financial statements under Sections 6.1(a) and (b) of the Credit Agreement.

(e) In the event that any Intellectual Property which is owned by a Grantor is infringed, misappropriated or otherwise violated by a third party, and such infringement, misappropriation or other violation is reasonably expected to have a Material Adverse Effect, the applicable Grantor shall at such Grantor’s sole cost and expense, take such actions as such Grantor shall reasonably deem appropriate under the circumstances relating to such Intellectual Property. Unless there shall occur and be continuing any Event of Default, each Grantor shall have the right to commence and prosecute in its own name, as the party in interest, for its own benefit, such applications for protection of the Intellectual Property and suits, proceedings or other actions to prevent the infringement, counterfeiting, unfair competition, dilution, diminution in value or other damage as are necessary to protect its Intellectual Property.

(f) For the avoidance of doubt, nothing in this Agreement shall prevent any Grantor from disposing of, discontinuing the use or maintenance of, failing to pursue or otherwise allowing to lapse, terminate or put into the public domain any of its Intellectual Property or Intellectual Property Licenses to the extent permitted by the Credit Agreement and if such Grantor determines in its reasonable business judgment that such discontinuance is desirable in the conduct of its business or the Intellectual Property or Intellectual Property License is not useful to its business or worth protecting or maintaining.

(g) Upon request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in any such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(h) Except as would not reasonably be expected to have a Material Adverse Effect such Grantor will, consistent with its reasonable business judgment, take all reasonable and necessary steps, including in any proceeding before any Intellectual Property Registry to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property that in such Grantor’s reasonable judgment is material to the business of Holdings, the Top Borrower and the Restricted Subsidiaries, taken as a whole, at the time, including filing of applications for renewal, affidavits of use and affidavits of incontestability.

4.7 Commercial Tort Claims. If any Grantor shall obtain an interest in any Commercial Tort Claim in excess of $7,500,000, then within thirty (30) days (or such longer period as the Collateral Agent may reasonably agree) such Grantor shall notify the Collateral Agent together with an update to Schedule 6 setting forth in reasonable detail the basis for and nature of such Commercial Tort Claim. Such Commercial Tort Claims and any Proceeds thereof shall automatically be Collateral hereunder.

SECTION 5.

REMEDIAL PROVISIONS

Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of First Lien Credit Agreement Obligations:

5.1 Certain Matters Relating to Receivables. (a) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Upon written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. After the occurrence and during the continuance of an Event of Default, if requested by the Collateral Agent, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) [Reserved].

(c) At the Collateral Agent’s request, after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all original orders, invoices and shipping receipts.

5.2 Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) [Reserved].

(c) Upon the request of the Collateral Agent, at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(d) [Reserved].

(e) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract of any Grantor by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract of any Grantor, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3 Investment Property. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted until three (3) Business Days after delivery of such notice to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, to the extent permitted by the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall have given written notice of its intent to exercise such rights to any Grantor, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and to apply the same to the Obligations in accordance with the Credit Agreement, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee within three (3) Business Days of such notice, and the Collateral Agent or its nominee may after such three (3) Business Day period, exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine is necessary or advisable to accomplish the purposes hereof), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) [Reserved].

(d) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Stock or Pledged Notes pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and (ii) upon the request of the Collateral Agent made during the continuance of an Event of Default, pay any dividends or other payments with respect to the Pledged Stock and Pledged Notes directly to the Collateral Agent.

5.4 Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing and the Collateral Agent shall have given written notice of its intent to exercise its rights and remedies under this Section 5.4, all Proceeds received by any Grantor consisting of Cash Equivalents (including, for the avoidance of doubt, cash and checks) shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

5.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Collateral Agent may apply, at such time or times as the Collateral Agent may elect, all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in the order set forth in Section 9.4 of the Credit Agreement.

5.6 Code and Other Remedies.

(a) If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law or in equity.

(b) Without limiting the generality of the foregoing clause (a), during an Event of Default, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law and as otherwise expressly provided for herein) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. If an Event of Default shall occur and be continuing the Collateral Agent shall have the right to enter onto any Grantor’s property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process. If an Event of Default shall occur and be continuing the Collateral Agent shall have no obligation to marshal any of the Collateral.

(c) [Reserved].

(d) The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including reasonable out-of-pocket attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, and except as a result of such party’s willful misconduct, bad faith or gross negligence, each Grantor waives all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

5.7 Private Sales. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

5.8 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default,

(i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce, any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful and reasonable acts and execute any and all documents reasonably required by the Collateral Agent in aid of such enforcement;

(ii) [reserved];

(iii) each Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 6.1(c), and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all measures it deems appropriate in its reasonable business judgment, whether by action, suit, proceeding or otherwise, to prevent the infringement, misappropriation, dilution or other violation of any of such Grantor’s rights in the Intellectual Property by others and to the extent reasonable agrees to diligently maintain any action, suit or proceeding against any Person so infringing, misappropriating, diluting or otherwise violating as shall be necessary to prevent such infringement, misappropriation, dilution or violation;

(iv) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent an absolute assignment of all of such Grantor’s right, title and interest in and to the Intellectual Property, including the right to sue for past, present and future infringement, dilution, misappropriation, or other violation or impairment thereof, and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(v) [reserved];

(vi) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property; and

(vii) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(A) all amounts and proceeds (including checks and other instruments) received by any Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied in such order as the Collateral Agent may determine; and

(B) No Grantor shall adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iii) the Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided that after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided, further, that the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 5.8 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties, an irrevocable, non-exclusive, fully paid-up, worldwide license or (for third party rights) sublicense to use, license or sublicense any of the Intellectual Property now owned, licensed (to the fullest extent permitted by such license), held for use or hereafter acquired by such Grantor (exercisable only during the continuance of an Event of Default and without payment of royalty or other compensation to such Grantor), provided that such license shall be granted only to the extent such grant does not result in the breach of any license or similar agreement with a third party (provided that such third party license or similar agreement was not entered into in contemplation of such grant), and subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks. Such license or sublicense shall include access to all media in which any of the applicable Intellectual Property may be recorded, processed or stored and all computer programs related thereto.

5.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency, in the case of such fees and disbursements, subject to the limitations set forth in Section 11.5 of the Credit Agreement.

SECTION 6. THE COLLATERAL AGENT

Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that:

6.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, in each case, from time to time after the occurrence and during the continuance of any Event of Default and upon written notice (including simultaneous notice by e-mail) by the Collateral Agent to such Grantor of its intent to exercise such power and authority, in the Collateral Agent’s sole discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without assent by such Grantor, to do any or all of the following during the continuance of an Event of Default:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property and Intellectual Property Licenses, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in such Intellectual Property and Intellectual Property Licenses and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.6 or 5.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;

(4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may in its sole discretion deem appropriate; (7) assign and/or license any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally use, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the other Secured Parties’ Security Interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) During the continuance of an Event of Default, if any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans (regardless of whether any such ABR Loans are then outstanding) under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent within ten (10) days after written demand therefore.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof or otherwise in accordance with applicable laws. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the Security Interests created hereby are released.

6.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith or willful misconduct as determined in a final non-appealable judgment of a court of competent jurisdiction (and each Grantor waives all claims, damages and demands against the Collateral Agent or the other Secured Parties arising from such acts or failure to act to the fullest extent permitted by applicable law). No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Obligations (except to the extent expressly contemplated by Section 11.8(b) of the Credit Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent, or the Administrative Agent, as applicable, on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided hereunder and under any other Loan Documents, to have agreed to the foregoing provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Collateral Agent or Administrative Agent to credit bid all or any part of the Obligations held by it.

6.3 Authorization for Filing Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the Security Interests of the Collateral Agent (for the benefit of the Secured Parties) under this Agreement (it being understood and agreed that the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into creation, perfection or priority of any Lien purported to be created by the Security Documents). Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property, whether now owned or hereafter acquired”, “all assets of the Debtor now owned or hereafter acquired” or any other similar collateral description in any such financing statements.

6.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting.

SECTION 7. MISCELLANEOUS

7.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 of the Credit Agreement.

7.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be in writing and effected in the manner provided for in Section 11.2 of the Credit Agreement.

7.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and each other Secured Party and their respective successors and permitted assigns; provided that, except as permitted by the Credit Agreement (including Section 11.6 thereof), no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

7.5 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

7.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.7 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.8 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

7.9 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION (OTHER THAN ANY MANDATORY PROVISIONS OF THE UNIFORM COMMERCIAL CODE RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

7.10 Submission to Jurisdiction; Waivers. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE COMMERCIAL DIVISION OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, TO THE EXTENT SUCH COURTS WOULD HAVE SUBJECT MATTER JURISDICTION WITH RESPECT THERETO, AND AGREES THAT NOTWITHSTANDING THE FOREGOING (X) A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW AND (Y) LEGAL ACTIONS OR PROCEEDINGS BROUGHT BY THE SECURED PARTIES IN CONNECTION WITH THE EXERCISE OF RIGHTS AND REMEDIES WITH RESPECT TO COLLATERAL MAY BE BROUGHT IN OTHER JURISDICTIONS WHERE SUCH COLLATERAL IS LOCATED OR SUCH RIGHTS OR REMEDIES MAY BE EXERCISED;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND WAIVES ANY RIGHT TO CLAIM THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.2 OF THE CREDIT AGREEMENT;

(d) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF ANY ACTION OR PROCEEDING REFERRED TO IN THIS SECTION, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; AND

(e) IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

(f) Each Grantor hereby irrevocably appoints the Borrower Representative to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 7.10 and consents to process being served in any such suit, action or proceeding upon any Grantor in any manner or by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to such Grantor’s address referred to in Section 11.2 of the Credit Agreement, as the case may be. Each Grantor agrees that such service (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable Laws, be taken and held to be valid personal service upon and delivery to it. Nothing in this Section 7.10 shall affect the right of any Secured Party to serve process in any manner permitted by applicable Laws or limit the right of any Secured Party to bring proceedings against a Grantor in the courts of any jurisdiction or jurisdictions.

7.11 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Secured Parties or among the Grantors and any of the Secured Parties.

7.12 Appointment of Sub-Agents. The Collateral Agent shall have the right to appoint one or more sub-agents, including for the purpose of retaining physical possession of the Pledged Stock and Pledged Notes, which may be held (in the discretion of the Collateral Agent) in the name of any relevant Grantor, indorsed or assigned in blank or in favor of the Collateral Agent or any nominee or custodian of the Collateral Agent or sub-agent appointed by the Collateral Agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable decision to have resulted from the gross negligence, bad faith or willful misconduct in the selection of such sub-agents.

7.13 Additional Grantors. Each Restricted Subsidiary that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex I hereto.

7.14 Releases. (a) Upon the Discharge of First Lien Credit Agreement Obligations, the Collateral shall be immediately, automatically and without further action released from the Liens in favor of the Collateral Agent and the other Secured Parties created hereby, this Agreement and the Security Interests granted hereby shall immediately and automatically terminate with respect to the Collateral Agent and the other Secured Parties, and all obligations (other than those expressly stated to survive such termination) of each Grantor to the Collateral Agent or any other Secured Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to such Collateral shall immediately and automatically revert to the applicable Grantor or to such other person as may be entitled thereto pursuant to applicable law. At the sole expense of any Grantor following any such termination, the Collateral Agent shall deliver such documents as such Grantor shall reasonably request to evidence such release and termination.

(b) If any of the Collateral (i) shall be sold, transferred or otherwise disposed of by any Grantor in a sale, transfer or other disposition permitted by Section 7 of the Credit Agreement, or otherwise with the written consent of the Collateral Agent in its sole discretion, other than with respect to a sale, transfer or other disposition to another Grantor, (ii) becomes an Excluded Asset or (iii) is owned by a Grantor that is released from its Guarantor Obligations in accordance with the Credit Agreement, then, in each case, such Collateral shall be immediately, automatically and without further action released from the Liens and Security Interests in favor of the Collateral Agent and the other Secured Parties created by this Agreement, and all rights to such Collateral shall automatically and immediately revert to the applicable Grantor or to such other person as may be entitled thereto pursuant to applicable law. If (x) any Capital Stock issued by any Excluded Subsidiary that is directly owned by a Borrower or Subsidiary Guarantor is redeemed by such Excluded Subsidiary, or (y) the Borrower Representative provides written notice to the Collateral Agent that the Borrower Representative has determined that a Subsidiary has become an Excluded Subsidiary, or a Subsidiary thereof, then such shares of the relevant Issuer shall be immediately, automatically and without further action released from the Security Interests created by this Agreement so that the shares of Capital Stock of such Subsidiary subject to the Security Interests created by this Agreement shall not include any Excluded Assets, and any certificates representing such released Capital Stock shall be returned to the applicable Grantor. If a Grantor is disposed of pursuant to a transaction permitted by the Credit Agreement or is otherwise released from its Guarantor Obligations pursuant to the Credit Agreement, such Grantor shall be immediately, automatically and without further action released from its obligations under this Agreement. In each case, the Collateral Agent, at the request and sole expense of such Grantor, shall assign, transfer and deliver to such Grantor such of the Collateral to be released as may be in the possession or control of the Collateral Agent and, with respect to any other Collateral, execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the termination and release of, or acknowledging or evidencing the termination or release of, the Liens created hereby on Collateral of such Grantor, or such Grantor, as applicable. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Collateral Agent. At any time that the respective Grantor desires that the Collateral Agent take any of the actions described in this Section 7.14, it shall, upon the request of the Collateral Agent, deliver to the Collateral Agent an officer’s certificate certifying that the release of the respective Collateral is permitted pursuant to this Section 7.14 and pursuant to the Credit Agreement. The Collateral Agent shall have no liability whatsoever to any other Secured Party as a result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 7.14.

7.15 Mortgages. In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of fixtures and real property leases, letting and licenses of, and contracts, and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.

7.16 First Lien/Second Lien Intercreditor Agreement. The First Lien/Second Lien Intercreditor Agreement governs the relative rights and priorities of the Secured Parties and the Second Lien Credit Agreement Secured Parties (as defined in the First Lien/Second Lien Intercreditor Agreement) in respect of the Collateral (and with respect to certain other matters as described therein). Notwithstanding anything herein to the contrary, the Lien and Security Interest granted to the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the exercise of any right or remedy by the Collateral Agent and the other Secured Parties hereunder are subject to the provisions of the First Lien/Second Lien Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of the First Lien/Second Lien Intercreditor Agreement and this Agreement, the provisions of the First Lien/Second Lien Intercreditor Agreement shall govern and control. In the event of any such conflict or inconsistency, each Grantor may act (or omit to act) in accordance with the First Lien/Second Lien Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:	SEVERN HOLDINGS, LLC

	By:	/s/ Mark Oldemeyer
	Name:	Mark Oldemeyer
	Title:	Chief Financial Officer

SEVERN ACQUISITION, LLC

	By:	/s/ Mark Oldemeyer
	Name:	Mark Oldemeyer
	Title:	Chief Financial Officer

PEOPLEADMIN, INC.

	By:	/s/ Ziad Fanous
	Name:	Ziad Fanous
	Title:	Chief Financial Officer

PROMACHOS HOLDING, INC.

	By:	/s/ Ziad Fanous
	Name:	Ziad Fanous
	Title:	Chief Financial Officer

PERFORMANCE MATTERS LLC

	By:	/s/ Ziad Fanous
	Name:	Ziad Fanous
	Title:	Chief Financial Officer

AH SERVICES, LLC
CHALKABLE, INC.
HAIKU LEARNING, INC.
INFOSNAP LLC
INTERACTIVE ACHIEVEMENT, LLC
POWERSCHOOL GROUP LLC
POWERSCHOOL SPECIAL EDUCATION LLC
SPIRAL UNIVERSE INC.
SRB EDUCATION SOLUTIONS US LLC
SUNGARD PUBLIC SECTOR LLC

By:	/s/ Mark Oldemeyer
Name:	Mark Oldemeyer
Title:	Chief Financial Officer

ESCHOOL SOLUTIONS, LLC
ODEON HOLDINGS, LLC
NETCHEMIA, LLC
SEARCHSOFT SOLUTIONS, INC. TEACHER MATCH, LLC

By:	/s/ Ziad Fanous
Name:	Ziad Fanous
Title:	Chief Financial Officer

BARCLAYS BANK PLC,
as Collateral Agent

By:	/s/ Chris Walton
Name:	Chris Walton
Title:	Director